Exhibit 10.1

SUBLEASE

SUBLEASE (this “Sublease”), dated as of October 17, 2013, by and between THE TJX COMPANIES, INC., a Delaware corporation, as Sublessor (“Sublessor”), and HEARTWARE INTERNATIONAL, INC., a Delaware corporation, as Subtenant (“Subtenant”).

1.	Parent Lease

A. Reference is made to a Lease dated as of April 1, 2005, as amended by a Term Commencement Agreement dated August 12, 2005, a First Amendment to Lease Agreement dated as of April 5, 2007, a Letter Agreement dated October 14, 2005, a Second Amendment to Lease dated as of October 16, 2009 and Letter Agreement dated July 18, 2012, between OCP LLC, a Massachusetts limited liability company, as landlord (hereinafter together with its successors and assigns referred to as “Parent Landlord”), and Sublessor, as tenant (the Lease as amended from time to time is hereinafter referred to as the “Parent Lease”), and the leasing thereunder of certain premises (“Building A”) in which the Demised Premises (as defined below) is located within an office park located at 500 Old Connecticut Path in Framingham, Massachusetts. For purposes of clarification, Sublessor leases a significant portion of, but not all of, the office park.

B. This Sublease is, and shall be, subject and subordinate to the Parent Lease. Failure by Subtenant to comply with any of the terms, conditions or obligations contained in the Parent Lease exclusive of those provisions identified in Section 1(C) below, after notice and expiration of any applicable grace period under this Sublease provided for curing thereof, shall be considered a default of this Sublease. With respect to all obligations, services, conditions and agreements to be furnished, observed or performed by Parent Landlord under the Parent Lease, to or for the Demised Premises (as that term is defined in Section 2 below), except as set forth in this Sublease, Subtenant shall look only to the Parent Landlord for the performance, observance or furnishing thereof, and no failure on the part of Parent Landlord to furnish such services or perform such agreements or obligations or observe such conditions shall constitute a breach of the obligations of Sublessor. Sublessor shall, upon receipt of notice from Subtenant, promptly make demand upon Parent Landlord, and use commercially reasonable efforts to obtain Parent Landlord’s performance of any obligation or observance of any condition imposed upon Parent Landlord under the Parent Lease and the furnishing of any service by Parent Landlord required of Parent Landlord under the Parent Lease. If the term of the Parent Lease shall terminate or expire, whether by its terms or due to the act, omission or election of any party thereto (including, without limitation the exercise of any termination right by Sublessor), then the term of this Sublease shall terminate or expire simultaneously therewith. Sublessor shall not amend the Parent Lease in any way that reduces Subtenant’s rights or increases Subtenant’s liabilities, and Sublessor shall not voluntarily terminate the Parent Lease as it relates to the Demised Premises or the parts of the office park used by Subtenant.

C. Except as otherwise provided in this Sublease and except for obligations specifically addressed in this Sublease which are different than those specified in the Parent Lease, during the term of this Sublease, Subtenant shall perform and observe all of the obligations, terms and conditions set forth in the provisions of the Parent Lease which are to be performed or observed by Sublessor as tenant thereunder with respect to the Demised Premises and Subtenant shall have the benefit of the obligations, terms and conditions set forth in the provisions of the Parent Lease referred to in this Sublease which are to be performed by Parent Landlord as landlord thereunder with respect to the Demised Premises, and Sublessor shall, upon reasonable request of Subtenant, cooperate with Subtenant in enforcing such provisions, at Subtenant’s expense, and without any liability on the part of Sublessor as a result of any default of Parent Landlord under the Parent Lease. All of the provisions of the Parent Lease which are referred to in this Sublease are hereby incorporated herein by reference and made a part hereof, except for Sections 3.02, Article 4, the second paragraph of Section 6.04, 7.01, 7.02, 7.03, 7.05 (with respect to Building B and Multi-Tenant Building Maintenance Costs), 26.04, and 26.08 of the Parent Lease and the provisions of the Parent Lease directly contradicted by this Sublease in which event the terms and conditions of this Sublease shall control over the terms and conditions of the Parent Lease. Any expression that is used both in this Sublease and in any of the provisions of the Parent Lease and is not defined in this Sublease shall have the same definition herein as defined in the Parent Lease.

2.	Premises

In consideration of the rents, agreements and conditions herein contained on the part of Subtenant to be paid, performed and observed, Sublessor does hereby demise and sublease to Subtenant, and Subtenant hereby rents from Sublessor, for the term hereinafter set forth, upon and subject to the agreements and conditions of this Sublease, that certain space depicted on Schedule A attached hereto, containing approximately fifty eight thousand forty four (58,044) gross square feet of floor area located on the second and third floors of Building A (the “Demised Premises”). The Demised Premises are hereby demised to Subtenant subject to, and with the benefit of, the Parent Lease and all easements, restrictions, and encumbrances therein set forth, including without limitation, the non-exclusive right to use, in common with others, the parking areas, accesses, driveways and walkways and any other so-called common areas which Sublessor has the right to use pursuant to the Parent Lease (the “Common Areas”). Measurement of the Demised Premises shall be consistent with the definition of “Rentable Area of the Premises” in the Parent Lease.

Building A has two (2) shared tailboard height loading dock areas. Subtenant shall have non-exclusive access to the common loading dock area. Subtenant shall also have coordinated right of use to the freight elevator located in Building B.

Subtenant shall use no more than three and one half (3.5) parking spaces for each one thousand (1,000) gross square feet of floor area of the Demised Premises.

Throughout the term of this Sublease, Sublessor shall maintain in good working order (or cause to be maintained in good working order) the cafeteria, fitness center, the elevators, the loading dock areas and the Common Areas.

3.	Term

A. Original Term. The original term of this Sublease shall be the period of seven (7) years and a fraction of a year commencing on the “Commencement Date” (as defined below), and terminating on the last day of the month during which the seventh (7th) anniversary of the Commencement Date shall occur, except however, that if the Commencement Date shall be a first day of a calendar month then the original term of this Sublease shall be the period of seven (7) years commencing on the Commencement Date and terminating at midnight on the day prior to the seventh (7th) anniversary thereof. Upon the request of either party, the parties shall execute an agreement setting forth the Commencement Date and expiration date of this Sublease.

The Commencement Date shall be sixty (60) days after the date the Demised Premises are delivered to Subtenant with Sublessor’s Work (as defined below) substantially completed, but in no event shall the Commencement Date occur unless and until the Parent Landlord provides its consent to this Sublease in form and substance reasonably satisfactory to Subtenant. Sublessor shall use commercially reasonable and diligent efforts to deliver the Demised Premises to Subtenant with Sublessor’s Work substantially completed on or before January 1, 2014. For purposes of this Paragraph 3, “substantially completed” means that Sublessor’s Work is completed except for minor punch list items such as touch-ups or adjustments that may be required for full completion but do not affect Subtenant’s ability to use the Demised Premises for its intended purposes. Sublessor shall complete all Punch-List Items within thirty (30) days after the Commencement Date in a manner that does not interfere with Subtenant’s use of the Demised Premises.

B. Rights to Extend. Provided that Subtenant is not in default of this Sublease after any applicable notice and cure periods at the time Subtenant exercises its rights pursuant to this Section 3(B), Subtenant shall have the right, at its election, to extend the original term of this Sublease for one (1) extension period of fifty seven (57) months, but in no event beyond September 30, 2025 (sometimes herein referred to as the “Extension Period”), provided that Subtenant shall give notice of the exercise of its election at least twelve (12) months prior to the expiration of the original term. The expression “the original term” means the period described in Section A of this Paragraph 3 as the original term. Prior to the exercise by Subtenant of the elective to extend the original term, the expression “the term of this Sublease” shall mean the original term; after the exercise by Subtenant of the aforesaid election, the expression “the term of this Sublease” shall mean the original term as it may have been then extended. Except as expressly otherwise provided in this Sublease, all the agreements and conditions in this Sublease contained shall apply to the extension period for which the original term shall be extended, as aforesaid, including, without limitation, payment of Rent, except that there shall be no further elections to extend the term except as expressly set forth in this Sublease. When and if Subtenant shall give notice of the exercise of said election in the manner and within the time provided, aforesaid, the term shall be extended upon the giving of the notice without the requirement of any action on the part of Sublessor. Notwithstanding any of the provisions of this Sublease to the contrary, Subtenant shall have no right to extend the term of this Sublease beyond September 30, 2025, unless Sublessor, in its sole discretion, shall first exercise its right to extend the term of the Parent Lease and, if Sublessor shall fail to exercise any of its options to extend the term of the Parent Lease, all of Subtenant’s rights to extend the term of this Sublease shall thereupon terminate.

4.	Construction of Improvements: Furniture

A. Sublessor’s Work: Sublessor shall, at its sole cost and expense, within sixty (60) days after full execution and delivery of this Sublease: (i) erect the necessary demising walls so as to separate the Demised Premises from the remainder of Building A; (ii) erect a wall separating the Demised Premises from the rest of Building A at the main entrance to Building A; (iii) provide a means of egress from the Building A loading dock (but Sublessor shall not be required to construct any such access while Subtenant is the only occupant of Building A) (this may also result in a change to the square footage); (iv) provide card access in the elevator to the Demised Premises; (v) intentionally omitted; (vi) install new carpet squares sufficient to carpet the main hallways on two (2) floors of Building A that Subtenant will occupy; and (vii) re-carpet the first (1st) floor common hallway in Building A (herein, collectively, “Sublessor’s Work”). After the demising walls are constructed, either party shall have the right to cause a measurement to be made of the square feet of floor area within the Demised Premises, and if such measurement reveals that the Demised Premises contains more or less square footage than as indicated in Paragraph 2, at the request of either party, the parties agree to execute and amendment to this Sublease setting forth the exact square footage of the Demised Premises, and also setting forth any adjustments in the minimum rent payable pursuant to Paragraph 5, Subtenant’s pro rata share of Operating Expenses and Taxes and any other provisions of this Sublease based on the square footage of the Demised Premises. Subtenant’s Work shall be completed in good workmanlike manner using materials that are comparable to the materials in other portions of Building A leased by Sublessor.

B. As-Is Condition. Except for Sublessor’s Work, Subtenant acknowledges that it has inspected the Demised Premises, is fully acquainted with its condition and agrees to and hereby accepts the Demised Premises in their “as is” condition on the Commencement Date with no representation or warranty directly or indirectly by Sublessor as to the condition of the Demised Premises or their suitability for Subtenant’s proposed improvements thereto or use thereof or the condition of Building A, and with no promise by Sublessor or its agents to improve or repair the Demised Premises or Building A. To the best of Sublessor’s knowledge, without inquiry, the Demised Premises is free from hazardous materials in excess of legal limits.

C. Furniture. Sublessor shall provide to Subtenant free of charge wall systems for ten (10) offices and furniture set-ups for five (5) offices, consistent with the current configurations that exist within the Demised Premises. Subtenant shall have the right, free of charge and throughout the term of this Sublease, to use all existing furniture, demountable walls, raised floor, under-floor distributed electric, voice-data lines and appliances (existing refrigerators and microwaves in the Demised Premises) as existing in the Demised Premises on July 3, 2013 (collectively, the “Sublessor’s Property”), which Sublessor grants on an AS IS WHERE IS BASIS without representation or warranty of any kind. On-going maintenance, repair and reconfiguration of such furniture and appliances shall be at the sole cost and expense of Subtenant. Subtenant shall maintain the Sublessor’s Property in good order and condition, reasonable wear and tear excepted, and, with the exception of the furniture and personal property (including without limitation demountable walls, whether or not affixed to the Demised Premises), which Subtenant may keep at Subtenant’s option, shall be returned to Sublessor at the expiration or termination of the term of this Sublease in good order and condition, reasonable wear and tear excepted. At the expiration or termination of this Sublease, Subtenant shall return to Sublessor all of Sublessor’s Property remaining in the Demised Premises, except for the furniture as stated above.

D. Fit-Out Allowance. Sublessor shall provide Subtenant with an allowance of Five Thousand Eight Hundred Four Dollars and Forty Cents ($5,804.40) to be used for a fit-plan to be performed by Subtenant’s architect. Sublessor shall reimburse such amount to Subtenant within thirty (30) days of Sublessor’s receipt of an invoice therefor and evidence of such payment to Subtenant’s architect by Subtenant.

E. Except for Sublessor’s Work, all improvements to the Demised Premises desired by Subtenant for Subtenant’s use or occupancy thereof shall be completed by Subtenant, at Subtenant’s expense, and shall hereinafter be referred to as “Subtenant Improvements”. The Subtenant Improvements shall be completed by Subtenant in conformity with plans and specifications covering the Subtenant Improvements in such detail as Sublessor may require, and Subtenant agrees not to commence work on any of the Subtenant Improvements until Sublessor has approved such plans and specifications in writing. Notwithstanding the foregoing, no such plans shall be required for any portions of the Subtenant’s Improvements that do not require and building permit. At all times during Subtenant’s construction, Sublessor and its representatives shall have the right to enter upon the Demised Premises for the purpose of inspecting construction and progress of the Subtenant Improvements and performing work therein, provided such work does not in any way interfere with Sublessor’s Work in the Demised Premises. In addition, all Subtenant Improvements are subject to the approval of or notice to the Parent Landlord to the extent so required under the Parent Lease. Sublessor hereby approves those certain plans and specifications titled “Heartware; Tenant Fit-Out; 500 Old Connecticut Path; Design Development; September 24, 2013” prepared by Gorman Richardson Lewis Architects, which plans and specifications were delivered to Sublessor on September 30, 2013.

F. If Subtenant shall enter the Demised Premises or any part thereof prior to the Commencement Date (which Subtenant may not do without Sublessor’s prior written consent), such entry shall be at Subtenant’s sole risk and without interference to the work then being performed in Building A by Sublessor or other tenants or occupants, and all of the covenants and conditions of the Sublease shall be binding upon the parties hereto with respect to such whole or part of the Demised Premises, except for the obligation to pay Rent (except for utilities consumed in the Demised Premises).

5.	Minimum Rent

Subtenant shall pay minimum rent as set forth on Schedule G attached hereto. All minimum rent shall be payable, without notice or demand, in equal monthly installments of one-twelfth the annual rate thereof then applicable, in advance, upon the first day of each calendar month included within the term of this Sublease without abatement (except as otherwise set forth in this Sublease), counterclaim, setoff or deduction whatsoever. Rent for the fraction of a month or year at the commencement of the term, and the fraction of a month or year at the termination of the term, if any, of this Sublease shall be pro-rated. All payments of minimum rent and all other payments payable pursuant to this Sublease, including without limitation Operating Expenses, Taxes, utilities and items designated as additional rent in this Sublease (collectively, “Rent”) to be made by Subtenant to Sublessor shall be made payable to Sublessor and sent to Sublessor at the place to which notices to Sublessor are required to be sent unless Sublessor shall direct otherwise by notice to Subtenant. All Rent and other sums payable by Subtenant hereunder shall, unless expressly otherwise provided herein, be payable on or before the date Sublessor makes payment thereof under the Parent Lease, or to any utility company, or person entitled to payment thereof, as the case may be. Notwithstanding the foregoing, or any other provision of this Sublease, except for payments of minimum rent, Operating Expenses and Taxes (which shall be paid as required pursuant to this Sublease), Subtenant shall not be obligated to pay any amounts payable under this Sublease until the thirtieth (30th) day after Subtenant receives an invoice therefor from Sublessor.

6.	Real Estate Taxes and Common Area Maintenance Charges

In addition to paying the minimum rent specified in Paragraph 5 hereof, Subtenant shall pay as additional rent, the amounts determined pursuant to Subparagraph B of this Section 6. All amounts due under this Section 6 as additional rent shall be payable for the same periods and in the same manner, time and place as the minimum rent, without any abatement (except as otherwise set forth in this Sublease), counterclaim, set-off or deduction whatsoever. Without limitation on other obligations of Subtenant which shall survive the expiration of the term of this Sublease, the obligations of Subtenant to pay the additional rent provided for in this Section 6 shall survive the expiration of the term of this Sublease. For any partial Expense Year (as such term is defined below), Subtenant shall be obligated to pay only a pro-rata share of the additional rent, based on the number of days of the term of this Sublease falling within such Expense Year.

A. Definitions. As used in this Paragraph 6, the terms:

(i) “Expense Year” shall mean each twelve (12) month period in which any part of the term of this Sublease falls, commencing with the Commencement Date through and including the year which the term of this Sublease expires.

(ii) “Taxes” shall have the same definition as the term “Taxes” in the Parent Lease and are due and payable by Sublessor to the Parent Landlord.

(iii) “Operating Expenses” shall have the same definition as the term “Operating Expenses” in the Parent Lease and are due and payable by Sublessor to the Parent Landlord for Building A, except that, notwithstanding anything to the contrary contained in this Sublease, for purposes of this Sublease, the Management Fee (as defined in the Parent Lease) shall be part of Operating Expenses.

B. Expense Adjustment. Subtenant shall pay to Sublessor in the manner hereinafter provided the amount, if any, by which Taxes allocable to the Demised Premises (determined as below provided) for each tax year after the “Tax Base Year” (hereinafter defined) included within the term of this Sublease exceed the Taxes allocable to the Demised Premises for the Tax Base Year; for the last tax year included in part within the term of this Sublease, Subtenant shall pay to Sublessor a pro rata share of such excess for such tax year, based upon the portion of such tax year included within the term of this Sublease. The “Tax Base Year” is Fiscal Year 2014.

Subtenant shall pay to Sublessor in the manner hereinafter provided the amount, if any, by which Operating Expenses allocable to the Demised Premises (determined as below provided) for each calendar year after the “Operating Base Year” (hereinafter defined) included within the term of this Sublease exceed the Operating Expenses allocable to the Demised Premises for the Operating Base Year; for the last calendar year included in part within the term of this Sublease, Subtenant shall pay to Sublessor a pro rata share of such excess for such calendar year, based upon the portion of such year included within the term of this Sublease. The “Operating Base Year” is calendar year 2013.

Subtenant shall pay to Sublessor, as additional rent a sum equal to (i) the product of (a) Subtenant’s Operating Expenses Proportionate Share (as defined below) and (b) the Operating Expenses incurred with respect to each Expense Year that exceed the Operating Base Year plus (ii) the product of (c) Subtenant’s Tax Proportionate Share (as defined below) and (d) the real estate taxes incurred with respect to each Expense Year that exceed the Tax Base Year (collectively, the “Expense Adjustment Amount”). Subtenant’s Operating Expenses Proportionate Share is a fraction the numerator of which shall be the floor area of the Demised Premises and the denominator of which shall be the floor area of the premises leased by Sublessor under the Parent Lease in Building A. Subtenant’s Tax Proportionate Share is a fraction, the numerator of which shall be the floor area of the Demised Premises and the denominator of which shall be the floor area leased by the Sublessor under the Parent Lease. The amounts payable by Subtenant under this Section 6 shall be payable monthly, on account, at the times minimum rent is payable hereunder, in equal monthly installments of one-twelfth (1/12th) of the annual estimated amount of the Expense Adjustment Amount actually payable by Sublessor under the Parent Lease (except as otherwise set forth in this Sublease). Following the close of each Expense Year and after receipt by Sublessor of evidence of the Operating

Expenses and Taxes from Parent Landlord, Sublessor shall cause the amount of the Expense Adjustment Amount for such Expense Year to be computed based on Operating Expenses for such Expense Year and Sublessor shall deliver to Subtenant a statement of such amount and Subtenant shall pay any deficiency to Sublessor as shown by such statement within thirty (30) days after receipt of such statement. If the total of the estimated monthly installments paid by Subtenant during any Expense Year exceeds the actual Expense Adjustment Amount due from Subtenant for such Expense Year, at Sublessor’s option, such excess shall be either credited against payments next due hereunder or refunded by Sublessor, provided Subtenant is not then in default hereunder, in which event such credit or refund shall not take place until such default has been cured. Delay in computation of the Expense Adjustment Amount or failure to deliver a statement of such amount shall not be deemed a default hereunder or a waiver of Sublessor’s right to collect the Expense Adjustment Amount. Notwithstanding anything to the contrary contained in this Sublease, in no event shall Subtenant be responsible to pay or reimburse Sublessor for any late charges, penalties, or other amounts due by Sublessor under the Parent Lease as a result of a breach of the Parent Lease by Sublessor or for any losses, liability or similar items (including without limitation indemnities under the Parent Lease) caused by any act or omission by Sublessor or any party other than Subtenant.

The provisions of the fourth (4th) paragraph of the definition of Operating Expenses in the Parent Lease shall be applicable to this Sublease. For purposes of clarification, Subtenant shall pay Subtenant’s Operating Expenses Proportionate Share of premiums for casualty and liability insurance carried by Parent Landlord, but not for casualty, liability or other insurance carried (or required to be carried pursuant to the Parent Lease) by Sublessor.

C. Sublessor represents to Subtenant the following:

2011 Operating Expenses for Building A were billed by Parent Landlord (Sublessor disputes various components of this amount):		$198,453.10
		($2.28 p.s.f.	)
This amount includes the charge for water and sewer, which is broken out below.

2011 Electric Bill for Building A:		$277,378.46
		($3.19 p.s.f.	)

2011 Real Estate Taxes:		$3.08 p.s.f.

2011 Sublessor’s share of Parent Landlord’s Insurance for Building A:
Property:	$6,770.00
Liability:	$1,148.00	$7,918.00

2011 Water and Sewer Charges for Building A:
Water:	$6,362.40
Sewer:	9,331.90	$15,694.30

7.	Utilities

A. Subtenant shall pay its cost of utilities used or consumed in the Demised Premises pursuant to the terms of this Sublease, including without limitation, electricity, gas and telephone. Subtenant shall pay the cost of its telephone service directly to the applicable telephone service provider. Water and sewer will be billed to Subtenant as part of the Operating Expenses pursuant to the third (3rd) paragraph of Section 6B above. In addition, Subtenant shall reimburse Sublessor within thirty (30) days after receipt of an invoice therefor, the cost of gas and electricity for which Subtenant shall pay its proportionate share based on a fraction, the numerator of which is the gross leasable area of the Demised Premises and the denominator of which is the gross leasable area of space leased by Sublessor in the office park of which Building A is a part. In the event such charges shall not be paid when due, Sublessor shall have the right to pay same, which amount so paid is hereby declared to be additional rent due on demand with interest at the Delinquency Rate (as defined in Section 22.06 of the Parent Lease). If a tenant in the office park of which Building A is a part uses a materially disproportionate amount of any utility, at Subtenant’s request, Sublessor shall make a reasonable and equitable allocation of the charges for such utility based on a reasonable estimate of each tenant’s consumption of such utility.

B. Sublessor and Subtenant hereby acknowledge that all or a part of the utilities referred to this Sublease may be located in or upon the Demised Premises. Sublessor and Subtenant hereby agree that Sublessor shall have the right, license and easement within the Demised Premises to install, replace, maintain, repair, inspect and use the aforesaid utilities systems at no additional cost to Sublessor. Sublessor shall not be liable for any failure or interruption of any utility service except to the extent caused by the negligence or willful misconduct of Sublessor. No failure or interruption of any utility service shall entitle Subtenant to terminate this Sublease, or discontinue making payments of any Rent nor shall the same give rise to a claim that such constitutes actual or constructive, total or partial eviction from the Demised Premises, unless such failure is not restored within thirty (30) days (or, if such failure is of a nature that it cannot be so restored within such thirty (30) days and was not caused by the act or omission of Sublessor, sixty (60) days after notice to Sublessor of such failure). Subtenant shall be entitled to a proportionate abatement of minimum rent during the period that such failure or interruption continues, such abatement to be based on the impact of Subtenant’s ability to conduct business in the Demised Premises, but exclusive of consequential damages, all consistent with Sublessor’s remedies under Section 8.04 of the Parent Lease. Sublessor agrees to use commercially reasonable efforts to enforce its rights under Section 8.04 of the Parent Lease.

8.	Early Access

Subtenant shall have the right, without payment of Rent, during the sixty (60) days before the Commencement Date, after coordinating such entry with Sublessor, to enter the Demised Premises to inspect the same, to make measurements, and to make the Subtenant Improvements. Subtenant agrees that any such entry shall be done without unreasonably hampering the performance of Sublessor’s Work. No such entry by Tenant shall be deemed an acceptance of the Demised Premises. Prior to the Commencement Date while Subtenant has access to the Demised Premises as hereinabove provided, Subtenant shall be in the Demised Premises at its own risk and shall not interfere with the work then being performed in Building A by Sublessor or other tenants or occupants, and all of the insurance and indemnity obligations set forth in this Sublease shall be binding upon the parties hereto.

9.	Additional Services from Parent Landlord

If Subtenant requests additional services or materials to be provided with respect to the Demised Premises, Sublessor shall request same from Parent Landlord and if Parent Landlord provides same then Subtenant shall be liable for the costs of such services or materials and Subtenant shall reimburse Sublessor within 30 days after receipt of an invoice therefore.

10.	Late Charge

The term “Rent” as used in this Sublease shall have the meaning set forth in Section 5 above. In the event the Subtenant fails to make any payment of Rent within five (5) days after the same is due more than once in any consecutive twelve (12) month period, then in addition to all rights, powers and remedies provided herein, by law or otherwise in the case of nonpayment of Rent, Subtenant shall be obligated to pay a late payment charge equal to the greater of One Hundred Dollars ($100.00) or five percent (5%) of any Rent payment not paid when due to reimburse Sublessor for its additional administrative costs. Such late charge shall constitute additional rent hereunder and shall be payable immediately upon demand. In addition, any Rent which is not paid after the same is due shall bear interest at the “Delinquency Rate” (as defined in Section 22.06 of the Parent Lease) from the first (1st) day due until paid. Any such interest shall be payable as additional rent hereunder, and shall be payable immediately on demand. If Subtenant fails in two (2) consecutive months to make rental payments within seven (7) days after the date due, Sublessor in order to reduce its administrative costs, may require, by giving written notice to Subtenant (and in addition to any interest accruing pursuant to the immediately preceding sentence above, as well as any other term, provision or covenant of this Sublease), that minimum rent is to be paid quarterly in advance instead of monthly and that all future rental payments are to be made on or before the due date by cash, cashier’s check or money order or wire transfer, and that the delivery of Subtenant’s personal or corporate check will no longer constitute a payment of rental as provided in this Sublease. Any acceptance of a monthly rental payment or of a personal or corporate check thereafter by Sublessor shall not be construed as a subsequent waiver of said rights. Subtenant may pay any amount required to be paid pursuant to this Sublease “under protest” or otherwise with a reservation of its rights set forth in this Sublease.

11.	Other Taxes

In addition to Subtenant’s Tax Proportionate Share, Subtenant shall pay all taxes levied, imposed or assessed against furniture, trade fixtures, leasehold improvements (installed by or on behalf or Subtenant or anyone claiming under Subtenant), equipment, signs and any other of Subtenant’s personal or other property located in or upon the Demised Premises. If at any time during the term of this Sublease, a tax or excise on rents, or other tax however described (except any franchise, estate, inheritance, capital stock, income or excess profits tax imposed upon Sublessor) is payable by Sublessor to any lawful taxing authority on account of Sublessor’s interest in this Sublease or the Rent reserved hereunder as a substitute in whole or in part, of the Taxes described in Article 6, Subtenant agrees to pay the amount of such tax or excise to Sublessor at the same time that Subtenant makes any payment of rent or other charges to Sublessor required hereunder. In the event any such tax or excise is levied or assessed directly against Subtenant, then Subtenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require, and Subtenant hereby agrees to indemnify and hold Sublessor harmless from and against any and all liabilities or obligations of any nature whatsoever arising from or incurred in connection therewith. Subtenant shall have the right to contest taxes on Subtenant’s personal property. If Parent Landlord has contested the real estate taxes and (i) if such application is successful; and (ii) Subtenant has made a payment with respect to real estate taxes in accordance with the terms of this Sublease for the period with respect to which the abatement was granted; and (iii) Subtenant is not in default of this Sublease beyond any applicable notice and cure period; and (iv) if Parent Landlord (after deducting from the amount of the abatement its reasonable expenses incurred by it in connection with the contest) has recomputed Sublessor’s obligation with respect to real estate taxes and refunded Sublessor’s overpayment to Sublessor, the Sublessor shall recompute Subtenant’s obligation with respect to real estate taxes and refund Subtenant’s overpayment to Subtenant.

12.	Alterations

Without Sublessor’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, Subtenant shall not make (a) any repairs, alterations, replacements, other improvements or installations to the exterior of the Demised Premises or Building A or the foundation, roof, exterior walls, gutters, downspouts, canopy, storefront or any structural parts of the Demised Premises, (b) any interior, non-structural repairs, alterations, installations or improvements to the Demised Premises the estimated cost of which exceeds Fifty Thousand Dollars ($50,000.00), or (c) any repairs, alterations, installations or improvements that would affect any centralized or common utilities or any other tenant’s or occupant’s HVAC system or systems or any Building system serving another tenant. If Sublessor’s approval is required for any alterations or improvements, Subtenant shall submit to Sublessor all plans and specifications for any such repairs, alterations, installations or improvements unless such alterations or improvements do not require a building permit, in which case Subtenant shall provide a reasonable description of its intended alterations and improvements. Any repairs, alterations, installations or improvements by Subtenant permitted hereunder shall conform to the requirements of, and be subject to the Parent Lease, including, without limitation, obtaining any consents required thereunder. If Sublessor does not approve a proposed alteration, Sublessor shall provide its reasons for disapproval.

Subtenant agrees that any repairs, alterations, replacements, other improvements or installations made by Subtenant to or upon the Demised Premises shall be done in a good and workmanlike manner and in conformity with all laws, ordinances and regulations of all public authorities having jurisdiction, that materials of good quality shall be employed therein, that the structure of the Demised Premises shall not be endangered or impaired thereby.

Subtenant shall procure at its sole expense all necessary permits before making any repairs, alterations, improvements or installations. Upon request of Subtenant, Sublessor shall request the cooperation therewith of Parent Landlord. Subtenant shall save Sublessor and Parent Landlord harmless from, and defend and indemnify Sublessor and Parent Landlord against, any and all injury, loss claim or damage to any person or property occasioned by or arising out of the doing of any such work, except to the extent such injury, loss, claim or damage is caused by the negligence or willful misconduct of Sublessor.

Subtenant shall permit no mechanic’s, materialmen’s or other lien against the Demised Premises in connection with any materials, labor or equipment furnished, or claimed to have been furnished, to or for Subtenant, or anyone claiming under Subtenant, and if any such lien shall be filed against the Demised Premises Subtenant shall cause the same to be discharged, provided, however, that Subtenant may contest such lien as long as the enforcement thereof is stayed, but in any event, Subtenant shall either cause any such lien to be discharged of record within ten (10) days of any request of any mortgagee, or of Parent Landlord or Sublessor or in lieu thereof, if permitted pursuant to the Parent Lease, while contesting the same as aforesaid, deposit with any mortgagee or prospective mortgagee of the Demised Premises, pending such contest, a sum sufficient to cover the amount of said lien and all interest, penalties and costs that would be payable to discharge such lien if such lien were valid.

13.	Signs

Prior to the Commencement Date, Sublessor shall provide and install interior building standard signage on Building A directory and at the entrance to the Demised Premises, at Sublessor’s sole cost and expense. Subtenant shall also have the right to install exterior signage on Building A, subject to Subtenant’s compliance with applicable governmental laws, codes and regulations and the provisions of the Parent Lease, including, without limitation, obtaining any required consent from the Parent Landlord. Sublessor agrees to use commercially reasonable efforts to cooperate with Subtenant’s efforts to obtain Parent Landlord’s consent for any such exterior signage. Subtenant shall obtain all permits and approvals necessary for such exterior signage and shall maintain such signage in good condition and repair and in proper operating order at all times. Subtenant shall be responsible for such sign as if the same were inside the Demised Premises. Except as specifically permitted herein, no other signs shall be permitted without the approval of Sublessor. Subtenant shall remove all signs (other than signs required to be installed by Sublessor pursuant to this Section 13) at the expiration or earlier termination of the term of this Sublease and shall repair any and all damage caused by the installation, maintenance, repair and removal of such signs.

14.	Repairs

A. Subtenant shall promptly make all repairs and alterations to the Demised Premises which may be required as a result of repairs, alterations, other improvements or installations made by Subtenant, anyone claiming under Subtenant or the agents of any of them.

B. If Subtenant shall give Sublessor notice of the need for any repair or alteration to the Demised Premises which is required to be made by Parent Landlord, pursuant to the Parent Lease, Sublessor shall promptly give Parent Landlord notice of the need for such repair or alteration and shall cooperate with Subtenant to enforce said repair or alteration obligation of Parent Landlord.

C. Notwithstanding Sublessor’s obligations under the Parent Lease, except for Sublessor’s obligations set forth in this Sublease, Subtenant will, throughout the term of this Sublease, be responsible to keep and maintain only the interior of the Demised Premises and all fixtures and equipment located therein (exclusive of any Building systems or structural components) clean, safe and in the same (or better) working order and condition as existed on the Commencement Date, reasonable wear and tear excepted, and make all necessary repairs thereto. All repairs required of Subtenant in connection herewith shall be done in a good and workmanlike manner in compliance with all applicable laws and the terms and conditions of this Sublease. All maintenance, repairs, and replacements that are not Subtenant’s responsibility pursuant to this Section 14(C) shall be Sublessor’s responsibility except to the extent that such maintenance, repairs, and replacement obligations are Parent Landlord’s responsibility under the Parent Lease.

15.	Assignment and Subletting

Subtenant shall not assign, mortgage, pledge or otherwise encumber or transfer its interest in this Sublease or in the Demised Premises, or sublet the whole or any part of the Demised Premises without on each occasion obtaining the prior consent of the Sublessor, which consent Sublessor shall not unreasonably withhold, condition or delay and the consent of the Parent Landlord pursuant to the terms of the Parent Lease. Subtenant shall first give Sublessor notice of the intended transfer or subletting and the intended date thereof and the name of the business organization involved, the effective date of the intended assignment or subletting and any information required pursuant to the terms of the Parent Lease. Except with respect to a transfer of the type described in the last sentence of this Section 15, within forty (40) days after the giving of such notice by Subtenant to Sublessor of such intended assignment or subletting, Sublessor may give notice to Subtenant that Sublessor elects to terminate the term of this Sublease as of said intended date of said assignment or subletting of the entire Demised Premises, and, if Sublessor elects to terminate this Sublease, the term of this Sublease shall terminate on said intended date as if said intended date was the date originally fixed herein for the termination hereof, except in the case of a proposed subletting of a portion of the Demised Premises, in which event Sublessor may terminate the term of this Sublease with respect to the portion of the Demised Premises proposed to be sublet, but Subtenant shall be responsible for separately demising the remainder of the Demised Premises. No assignment or other transfer of Subtenant’s interest in this Sublease otherwise permitted hereunder shall be effective unless and until the assignee or transferee thereunder shall deliver to Sublessor a copy of the assignment or transfer thereto and the written agreement of such assignee or transferee with Sublessor to perform and observe all of the terms and conditions on the part of Subtenant to be performed or observed under this Sublease with respect to the premises so assigned or sublet. Notwithstanding any such assignment, transfer or sublease, Subtenant shall remain fully, primarily and unconditionally liable under this Sublease, and without any so-called suretyship defenses with respect thereto and shall not thereby be released from the performance and observance of all of the agreements and conditions on the part of Subtenant to be performed or observed hereunder. Notwithstanding the foregoing, no consent shall be required for any assignment or subletting of the type described in subsections (b) and (c) of the sixth (6th) paragraph of Section 13.01 of the Parent Lease.

16.	Use

The Demised Premises shall be used and occupied only for the purpose of office use and laboratory use ancillary thereto (including without limitation electromechanical development and testing) and for no other purpose or purposes whatsoever. Notwithstanding anything to the contrary contained herein and without intending to expand in any way upon the use permitted in the preceding sentence, the Demised Premises shall not be used for any purpose, use or business restricted by or prohibited under the Parent Lease. Subtenant agrees that nothing shall be done in, upon or about the Demised Premises which shall be contrary to any law, ordinance, regulation or requirement of any public authority or insurance inspection or rating bureau having jurisdiction. Subtenant shall procure, at its sole expense, any licenses and permits which may be required for the transaction of business in or use of the Demised Premises and shall otherwise comply with all applicable laws, ordinances and governmental regulations and any order or regulation of any insurance company providing coverage on any part of Building A. Subtenant shall keep the Demised Premises free from waste at all times and shall keep the Demised Premises neat, clean and free of refuse at all times. All trash and refuse shall be stored only within designated trash storage areas in closed containers. Trash shall be removed from the Demised Premises on a daily basis by Sublessor as part of its janitorial responsibilities . Subtenant shall not do, or suffer to be done, or keep, or suffer to be kept, or omit to do, anything in, upon or about the Demised Premises which may prevent the obtaining of or invalidate any insurance on the Demised Premises or Building A, including without limitation, fire, extended coverage and public liability insurance or which may increase the rate of, any such insurance.

Subtenant shall comply with the requirements of all federal, state and local environmental laws, regulations and orders (collectively, “Environmental Laws”) and shall immediately upon Subtenant’s knowledge thereof, give notice to Sublessor of any presence, release or threat of release of any oil, asbestos or hazardous material, substances or waste regulated under Environmental Laws (collectively, “Hazardous Substances”) at, to or from the Demised Premises, and of any notices from any governmental authority with respect thereto. Subtenant shall not cause or permit any Hazardous Substances to be used, stored generated or disposed of on or in the Demised Premises by Subtenant or any person claiming under Subtenant, except for those Hazardous Substances which may lawfully be used, stored, generated or disposed of in the ordinary course of business for cleaning office space, and then only to the extent Subtenant does not, in so doing, violate any Environmental Laws in effect at the time of so doing. If Subtenant shall default under the immediately preceding sentence, Subtenant shall defend and indemnify and save harmless Parent Landlord and Sublessor from and against any and all claims, damages, costs and losses, including without limitation, reasonable attorneys’ fees, arising during or after the term as a result thereof. This indemnification includes, without limitation, any and all costs reasonably incurred by Sublessor or Parent Landlord after notice to Subtenant for any cleanup, removal or restoration to the extent mandated by any public official acting lawfully under any Environmental Laws. If Subtenant shall receive a complaint from a public agency or official of a default by Subtenant under this Article, then Subtenant shall comply with such complaint, but Subtenant shall not be in default under this sentence if Subtenant is contesting such complaint in accordance with law and the enforcement thereof is then withheld pending such contest. Except in the event of an emergency when immediate action is required and obtaining Sublessor’s prior approval is not feasible, Subtenant shall first obtain Sublessor’s approval for any remedial action required of Subtenant hereunder, which approval shall not be unreasonably withheld, conditioned or delayed.

17.	Indemnity and Insurance

A. Subtenant shall save Parent Landlord and Sublessor harmless from, and defend and indemnify Sublessor and Parent Landlord against, to the extent permitted by law, any and all injury, liability, loss or damage, of whatever nature caused by or resulting from, or claimed to have been caused by or to have resulted from, any act, omission or negligence of Subtenant, or any person claiming under Subtenant (including, without limitation, employees and contractors of Subtenant), no matter where occurring in or around Building A, the Demised Premises or the Common Areas. It is a condition of this save harmless and indemnification of Sublessor that Subtenant shall receive notice of any claim against Sublessor promptly after Sublessor first has knowledge thereof. Sublessor shall give Subtenant notice of any such claim against Parent Landlord promptly after Sublessor first has knowledge thereof. This indemnity and hold harmless agreement shall include indemnity against all reasonable and actual costs, expenses and liabilities incurred in connection with any such injury, loss or damage or any such claim, or any proceeding brought thereon or the defense thereof. If Subtenant or any person claiming under Subtenant or the whole or any part of the property of Subtenant or any person claiming under Subtenant shall be injured, lost or damaged by theft, fire, water or steam or in any other way or manner, whether similar or dissimilar to the foregoing, no part of said injury, loss or damage is to be borne by Parent Landlord or Sublessor unless the same shall be caused by or result from the fault or negligence of Parent Landlord or Sublessor, as the case may be. In addition to the foregoing indemnity, Subtenant shall be responsible for complying with the terms of any other indemnity or hold harmless provision under the Parent Lease, for which Sublessor is liable or responsible as Tenant, arising out of any act, omission or negligence by Subtenant or breach of this Sublease by Subtenant.

B. Subtenant shall maintain general comprehensive public liability insurance, with respect to the Demised Premises and their appurtenances, issued by insurance companies authorized to do business in the state in which the Demised Premises are located, naming Parent Landlord and its designees and Sublessor and Subtenant as insureds as their interests may appear, in a combined single limit of not less than Five Million Dollars ($5,000,000.00) with respect to bodily injury and property damage or in such higher amounts as shall be required by Parent Landlord or Sublessor. Such insurance shall include, but not be limited to, coverage for premises/completed operations and contractual liability. Such limits may be achieved by a combination of primary and umbrella liability policies. Subtenant shall maintain (a) Automobile Liability insurance, covering any auto, owned, non-owned and hired autos, with limits of not less than One Million Dollars ($1,000,000.00); (b) workers compensation and employers liability insurance as required by law, with limits of not less than One Million Dollars ($1,000,000.00); and (c) umbrella/excess liability coverage over all of the above policies, with limits of not less than Two Million Dollars ($2,000,000.00), such that the total limits of primary and umbrella/excess are at least Five Million Dollars ($5,000,000.00). Subtenant shall deliver to Parent Landlord and Sublessor the policies of such insurance, or certificates thereof, at least fifteen (15) days prior to the Commencement Date, and each renewal policy or certificate thereof, at least fifteen (15) days prior to the expiration of the policy it renews, and obtain a written obligation of each insurance company to notify Parent Landlord and Sublessor at least twenty (20) days prior to cancellation of such insurance. Subtenant shall comply with any additional insurance requirements contained in the Parent Lease as if Subtenant were the tenant under the Parent Lease and Sublessor were the landlord under the Parent Lease; provided that Subtenant shall not be required to purchase or carry any casualty, liability or other insurance on behalf of Sublessor under the Parent Lease or to reimburse Sublessor for any insurance carried (or required to be carried pursuant to the Parent Lease) by Sublessor.

C. Subtenant agrees at all times, at its expense, to keep its furnishings, fixtures and other property situated within the Demised Premises insured against fire, with extended coverage, to the extent of the full replacement cost thereof. Such insurance shall be carried with companies reasonably satisfactory to Sublessor and shall be in form satisfactory to Sublessor. Subtenant shall deliver to Sublessor the policies of such insurance, or certificates thereof, at least fifteen (15) days prior to the Commencement Date, and each renewal policy or certificate thereof at least fifteen (15) days prior to the expiration of the policy it renews and obtain a written obligation of each insurance company to notify Sublessor at least ten (10) days prior to cancellation of such insurance. Subtenant agrees that all of the furnishings, fixtures, equipment and other personal property of Subtenant which, during the term of this Sublease or any occupancy of the Demised Premises by Subtenant may be on the Demised Premises, shall be at the sole risk and hazard of Subtenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Sublessor. Subtenant also agrees to carry workmen’s compensation insurance as required by law.

D. Subtenant hereby releases Sublessor and Parent Landlord to the extent of Subtenant’s actual insurance coverage or any other insurance Subtenant is required to maintain whether or not such insurance is actually maintained, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty insured against, even if such fire or other casualty shall be brought about by the fault or negligence of Sublessor or its agents or Parent Landlord or its agents, provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as Subtenant’s policies covering such loss or damage shall contain a clause to the effect that this release shall not affect said policies or the right of Subtenant to recover thereunder. Subtenant agrees that its fire and other casualty insurance policies shall include such a clause confirming the foregoing.

E. Sublessor hereby releases Subtenant, to the extent of Sublessor’s insurance coverage, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty insured against, even if such fire or other casualty shall be brought about by the fault or negligence of Subtenant or its agents, provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as Sublessor’s policies covering such loss or damage shall contain a clause to the effect that this release shall not affect said policies or the right of Sublessor to recover thereunder. Sublessor agrees that its fire and other casualty insurance policies shall include such a clause confirming the foregoing.

F. To the fullest extent permitted by law, Sublessor shall indemnify and save harmless Subtenant from and against any and all injury, liability, loss or damage, penalties or judgments, and from and against any claims, actions, proceedings, and expenses and costs in connection therewith, including reasonable counsel fees, arising from injury to person or property sustained by anyone in and about Building A, the Demised Premises or the Common Areas by reason of an act or omission of Sublessor, or Sublessor’s officers, agents, servants, employees or contractors. Such indemnity shall include all reasonable legal fees in Subtenant’s defense of any suit or action against Subtenant alleging any such act or omission of Sublessor.

18.	Fire and Other Casualty

If the Demised Premises or any part thereof shall be damaged or destroyed by fire, the elements or other casualty during the term of this Sublease, then Subtenant shall give notice thereof to Parent Landlord and Sublessor.

(A).	Substantial Damage

If Building A or any part thereof shall be damaged by fire or casualty during the last two (2) years of the term of the Sublease and repair and restoration will, in Parent Landlord’s contractor’s reasonable opinion, take more than six (6) months, Subtenant may, as its option, terminate this Sublease by notifying Parent Landlord and Sublessor in writing of such termination within forty five (45) days after Subtenant shall have been advised of Parent Landlord’s contractor’s estimated time of restoration. If this Sublease is so terminated, Rent shall be proportionately abated as of the date of such damage.

(B).	Restoration

If the Demised Premises or the internal Common Areas of Building A or Common Areas used by Subtenant shall be damaged by fire or casualty prior to the last two (2) years of the term of this Sublease, or if Subtenant has the right to terminate this Sublease pursuant to the prior paragraph but does not do so, Sublessor shall enforce its rights under the Parent Lease (including without limitation Parent Landlord’s restoration obligations set forth in Section 17.02 of the Parent Lease), but Sublessor shall not be obligated to enforce its self-help rights set forth in Section 22.06 of the Parent Lease.

If reconstruction is not substantially complete within eighteen (18) months after the date of the fire or casualty (such eighteen (18) month period to be extended by not more than two (2) months for force majeure), Subtenant may terminate this Sublease by giving notice to Sublessor prior to substantial completion of such reconstruction.

In addition, if more than fifty percent (50%) of Building A is destroyed, Sublessor may, without notice from Subtenant, to the extent permitted under the Parent Lease, terminate the Parent Lease, and this Sublease shall terminate simultaneously therewith. Any termination of this Sublease hereunder shall have the effect as if the termination date were the expiration date of this Sublease. If this Sublease is not terminated, Sublessor shall enforce its rights under the Parent Lease to cause Parent Landlord to restore such damage or destruction to substantially the same condition that existed prior to such damage or destruction if it is required to do so pursuant to the Parent Lease. In the event of any such damage or destruction, if Subtenant does not terminate this Sublease, Subtenant shall be entitled to a proportionate abatement of Rent during the time and to the extent Subtenant is unable to conduct business in the Demised Premises.

19.	Eminent Domain

A. If the Demised Premises or Building A or the Common Areas necessary for Subtenant to conduct its business in the Demised Premises in that manner then being conducted should be the subject of a Total Taking (as defined in the Parent Lease), then this

Sublease shall terminate as of the date when physical possession of the Demised Premises, Building A, or such Common Areas are taken by the condemning authority. If there occurs a Partial Taking (as defined in the Parent Lease) which renders the Demised Premises or such Common Areas unsuitable for Tenant’s operation of its business in the Demised Premises in the manner then being conducted, Subtenant may terminate this Sublease by giving written notice thereof to Sublessor within forty five (45) days the right of election accrues, in which event this Sublease shall terminate as of the date the affected portion of the Demised Premises or such Common Areas are taken by the condemning authority. If upon such Partial Taking this Sublease is not terminated, Rent shall be abated by an amount representing the part of the Rent properly allocable to the portion of the Demised Premises or such Common Areas so taken and Sublessor, at the request of Subtenant, shall enforce Sublessor’s rights set forth in Section 18 of the Parent Lease.

B. Sublessor reserves to itself, and Subtenant assigns to Sublessor, all rights to damages accruing on account of any taking under the power of eminent domain or by reason of any act of any public or quasi-public authority for which damages are payable. Subtenant agrees to execute such instruments of assignments as may be reasonably required by Sublessor or Parent Landlord in any proceeding for the recovery of such damages if requested by Parent Landlord or Sublessor, and to turn over to Sublessor any damages that may be recovered in such proceeding. It is agreed and understood, however, the Sublessor does not reserve to itself, and Subtenant does not assign to Sublessor, any damages payable for movable trade fixtures installed by Subtenant or any person claiming under Subtenant at the sole cost of Subtenant or any person claiming under Subtenant, or any damages which are considered “special damages” to Subtenant, it being understood and agreed that the term “special damages” as used in this sentence shall not be construed to include any damage to Subtenant arising solely from Subtenant’s loss of its leasehold interest herein as the result of any appropriation by eminent domain or any act of any public authority for which damages are payable.

20.	Defaults

A. If Subtenant shall (i) fail to pay any installment of Rent within seven (7) days after notice that such payment is overdue; or (ii) default in the performance or observance of any covenant or agreement of this Sublease (other than a default involving the payment of money) which default is not cured within twenty (20) days after the giving of notice thereof by Sublessor, unless such default is of such a nature that it cannot be cured within such twenty (20) day period, then no default shall occur so long as Subtenant shall commence the curing of the default within said twenty (20) day period and shall thereafter diligently prosecute the curing of the same); or (iii) default under the Parent Lease after any applicable notice and cure periods resulting directly or directly from the action of Subtenant (provided Sublessor promptly provides Subtenant with a copy of any notice thereof given to Sublessor by the Parent Landlord); or (iv) abandon all or any portion of the Demised Premises; or (v) be declared bankrupt or insolvent according to law or if a petition under any insolvency or bankruptcy law is filed by or against Subtenant or if any assignment shall be made of Subtenant’s property for the benefit or creditors and such petition or assignment is not dismissed or released within sixty (60) days; then, in any of such cases, Sublessor lawfully, may immediately, or at any time thereafter, and without any further notice or demand, enter into and upon the Demised Premises or any part thereof in accordance with applicable laws in the name of the whole, by force or otherwise, and hold the Demised Premises as if this Sublease had not been made, and expel Subtenant and those claiming under Subtenant and remove its or their property (forcibly, if necessary) without being taken or deemed to be guilty of any manner of trespass (or Sublessor may send notice to Subtenant of the termination of the term of this Sublease), and upon entry as aforesaid (or in the event that Sublessor shall send to Subtenant notice of termination as above provided, on the fifth (5th) day next following the date of the sending of such notice), the term of this Sublease shall terminate. Subtenant hereby waives any right to any statutory right to cure and Subtenant agrees that this Sublease shall terminate and Sublessor shall be entitled to re-entry and possession in accordance with the terms hereof. Notwithstanding anything to the contrary contained in this Sublease, Subtenant shall not be in default under this Sublease unless Subtenant does not cure such default within the applicable notice and cure periods set forth above in this Section 20A.

B. Upon the occurrence of any such events of default and the passage of any applicable notice and cure periods without cure by Subtenant, Sublessor shall have the option to pursue any one or more of following remedies without any notice or demand whatsoever:

Terminate this Sublease, in which event Subtenant shall immediately surrender the Demised Premises to Sublessor, and if Subtenant fails to do so, Sublessor may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Demised Premises by picking or changing locks or any other means deemed necessary or convenient by Sublessor and lock-out, expel or remove Subtenant and any other person who may be occupying the Demised Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor; except as otherwise set forth below, Subtenant shall remain liable to Sublessor for the payment of the Rent herein specified (both accrued and unaccrued, provided any accrued sums shall be immediately due and payable and unaccrued sums shall be due and payable as and when the same become due as set forth elsewhere in this Sublease) and for the amount of all loss and damage which Sublessor may suffer by reason of Subtenant’s default. Subtenant agrees that Sublessor shall only be required to obtain one (1) judgment (which judgment may be obtained immediately following termination of this Sublease as herein provided) for the full amount of all such Rent and other amounts and shall not be required to sue each month, or from time to time therefor, provided that Subtenant shall be required to pay such judgment in installments, at the respective times such Rent and other amounts would have become due under this Sublease thereafter if this Sublease had not then been terminated. Sublessor shall use commercially reasonable efforts to mitigate damages. Sublessor and Subtenant agree that commercially reasonable efforts shall mean that Sublessor shall list the Demised Premises with a real estate agent. If Sublessor so elects, Sublessor may relet the Demised Premises on such terms as Sublessor may deem advisable and receive the rent therefore (and no subletting to any third party shall be for less than fifty percent (50%) of the fair market rental value of the Demised Premises, and if the Demised Premises is then actively tenanted by Sublessor or an affiliate or subsidiary of Sublessor, then such tenancy shall be treated for purposes of mitigation only as a sublet for fifty percent (50%) of the fair market rental value of the Demised Premises); and Subtenant’s obligation to pay Rent pursuant to this paragraph shall be reduced by the amount of rent and other amounts actually received by Sublessor (except as otherwise set forth herein) for the corresponding period of this Sublease pursuant to such reletting.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or in equity, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent due Sublessor hereunder or of any damages accruing to Sublessor by reason of the violation of any of the terms, provisions and covenants herein contained. Forbearance by Sublessor to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. In determining the amount of loss and damage which Sublessor may suffer by reason of termination of this Sublease or by reason of Subtenant’s default in the event of repossession of the Demised Premises by Sublessor or the deficiency arising by reason of any reletting of the Demised Premises by Sublessor as above provided, there shall be added to such loss or damage or such deficiency all expenses of repossession and any reletting of the Demised Premises (including without limitation, reasonable costs of repairs, remodeling and decoration following repossession or in order to relet, reasonable costs of removing and storing Subtenant’s property, costs of advertising, costs of concessions granted to any replacement Subtenant in connection with any reletting, brokerage fees, attorneys’ fees and expenses and similar expenses). Sublessor shall have the right to bring an action to collect one or more installments of the amount due by Subtenant to Sublessor hereunder without prejudicing Sublessor’s right to later bring similar action to collect any subsequent installment of such amount due Sublessor. In no event shall Subtenant be entitled to the excess of any monthly rentals and other payments collected by Sublessor as a result of any reletting of the Demised Premises over the monthly rentals and other payments provided for in this Sublease. To the extent permitted by applicable law, Subtenant agrees that the provisions of this Sublease shall supersede any conflicting provisions of any applicable statute or law with respect to the rights of Subtenant in the event of a breach of this Sublease by Subtenant if such breach is not cured within any applicable notice and cure period; and, without limiting the foregoing, Subtenant hereby agrees that if Sublessor changes the door lock of the Demised Premises following an event of default that is not cured within applicable notice and cure periods by Subtenant, in no event shall Sublessor have any obligation to provide Subtenant a key to the Demised Premises, notwithstanding any payment by Subtenant to Sublessor of any delinquent Rent or any other attempt by Subtenant to cure such event of default; and Subtenant also hereby waives notice of any breach, termination or forfeiture of this Sublease or of any reentry or repossession of the Demised Premises, except as expressly provided for in this Sublease.

C. Subtenant shall save Sublessor harmless from and indemnify Sublessor against, any and all loss, liability, damage, claims or cause of action imposed upon or suffered or incurred by the Sublessor and resulting from or arising out of Subtenant’s failure to comply with any term, condition or obligation contained in this Sublease or in the Parent Lease and herein agreed to be performed and observed by Subtenant.

Sublessor shall save Subtenant harmless from and indemnify Subtenant against, any and all loss, liability, damage, claims or cause of action imposed upon or suffered or incurred by the Subtenant and resulting from or arising out of Sublessor’s failure to comply with any term, condition or obligation contained in this Sublease or in the Parent Lease and herein agreed to be performed and observed by Sublessor.

D. If Subtenant shall default beyond applicable notice and cure periods in the performance or observance of any agreement or condition in this Sublease contained on its part to be performed or observed and shall not cure such default within the notice and cure periods set forth in Section 20A above, Sublessor may, at its option, without waiving any claim for damages for breach of agreement, at any time thereafter cure such default for the account of Subtenant, and any reasonable and actual amount paid or any contractual liability incurred by Sublessor in so doing shall be deemed paid or incurred for the account of Subtenant and Subtenant agrees to (i) reimburse Sublessor for all such costs and expenses, including without limitation reasonable attorney’s fees, together with interest on the amount of such costs and expenses at the Delinquency Rate (as defined in Section 22.06 of the Parent Lease) which shall be paid by Subtenant to Sublessor within thirty (30) days after invoice therefor and shall be recoverable as additional rent and (ii) save Sublessor harmless therefrom; provided that Sublessor may cure any such default as aforesaid prior to the expiration of said waiting period but after notice to Subtenant, if the curing of such default prior to the expiration of said waiting period is reasonably necessary to protect the real estate or Parent Landlord’s or Sublessor’s interest therein, or to prevent injury or damage to persons or property. In addition, Subtenant acknowledges that Parent Landlord may have similar rights under the Parent Lease, and Subtenant shall be responsible for Sublessor’s obligations as tenant under the Parent Lease, in the event Parent Landlord exercises such right as a result of a default of Subtenant that is not cured within any applicable notice and cure period.

21.	Surrender

All alterations, additions, improvements, and fixtures (other than Subtenant’s unattached, readily movable furniture and equipment) which are made or installed by or at the request of Subtenant upon the Demised Premises shall remain upon and be surrendered with the Demised Premises and become the property of Sublessor at the termination of this Sublease without credit or compensation; provided, however, if Sublessor requests their removal (as a condition to and at the same time as consenting to an alteration, Subtenant shall remove the same and restore the Demised Premises to its original condition prior to the making of such alterations or improvements at Subtenant’s expense. Notwithstanding the foregoing, upon expiration or termination of this Sublease, Subtenant shall, (a) at Subtenant’s expense, remove all of its unattached, movable trade fixtures and personal property from the Demised Premises and repair any damage occasioned by such removal and (b) not be required to remove any portion of Landlord’s Work. Any such trade fixtures or other property of Subtenant not so removed shall be deemed abandoned by Subtenant, and Sublessor at Sublessor’s option, shall have the right to retain all or any part of such property, in which event title thereto shall thereupon vest in Sublessor, or remove from the Demised Premises and dispose of in any manner all or any part of such property, in which latter event Subtenant shall pay to Sublessor as additional rental within ten (10) days of demand the actual expense of such removal and disposition and the actual expense of repair or damage to the Demised Premises resulting from or caused by such removal. The obligations of this Paragraph 21 shall survive the termination of this Sublease. At the termination or expiration of this Sublease, Subtenant shall remove Subtenant’s signs (other than signs installed by Sublessor) from the exterior and interior of the Demised Premises and repair any damage resulting therefrom.

22.	Parent Landlord and Sublessor’s Access to the Demised Premises

Parent Landlord and Sublessor each shall have the right to enter upon the Demised Premises at any time. Sublessor shall promptly deliver to Subtenant any notice that Parent Landlord gives to Subtenant in connection with any access by Parent Landlord to the Demised Premises. Sublessor shall have the right to enter upon the Demised Premises after providing at least twenty-four (24) hours telephone notice to Subtenant for the purpose of inspecting the same, or of making any repairs, alterations or improvements to the Demised Premises, or of exercising any of the rights and obligations of Sublessor hereunder or of Parent Landlord under the Parent Lease, as the case may be or of showing the Demised Premises to prospective purchasers or lenders (but not to prospective tenants except during the last year of the term of this Sublease), without being liable to Subtenant (except as otherwise set forth in this Sublease) for any claim for damages or indemnification from Parent Landlord or Sublessor or abatement of rental or other charges hereunder. During all such access, Subtenant shall have the right to accompany Sublessor and Sublessor shall use commercially reasonable efforts to minimize interference with the operation of Subtenant’s business. Notwithstanding the foregoing, Sublessor shall have the right to access the Demised Premises without notice (a) in the event of an emergency, provided that Sublessor give whatever notice is practical under the circumstances, if any, to Subtenant, and (b) for Sublessor to perform regularly schedules nightly cleaning of the Demised Premises.

23.	Real Estate Brokers

Sublessor and Subtenant represent and warrant to each other that they have not dealt with any brokers in connection with this Sublease other than Richards, Barry, Joyce and Partners, LLC and R. W. Holmes (collectively, the “Named Brokers”) as brokers in connection with this Sublease, and no other broker or finder is entitled to any commission in connection with this Sublease. The Brokers shall be paid by Sublessor in accordance with the terms of a separate brokerage agreement. Sublessor and Subtenant agree to indemnify, defend and hold the other and their employees and agents harmless from and against any claims made by any broker or finder as a result of dealings with the other party other than the Named Brokers for a commission or fee in connection with this Sublease.

24.	Successors and Assigns

The words “Sublessor” and “Subtenant” and the pronouns referring thereto, as used in this Sublease, shall mean, where the context requires or admits, the persons named herein as Sublessor and Subtenant, respectively, and their respective heirs, legal representatives, successors and assigns, irrespective of whether singular or plural, masculine, feminine or neuter. Except as hereinafter provided otherwise, the agreements and conditions in this Sublease contained on the part of Sublessor to be performed and observed shall be binding upon Sublessor and its heirs, legal representatives, successors and assigns and shall enure to the benefit of Subtenant and its heirs, legal representatives, successors, and assigns; and the agreements and conditions on the part of Subtenant to be performed and observed shall be binding upon Subtenant and its heirs, legal representatives, successors and assigns and shall enure to the benefit of Sublessor and its heirs, legal representatives, successors and assigns. The word “Sublessor”, as used herein, means only the owner for the time being of Sublessor’s interest in this Sublease and the transferee assumes all of Sublessor’s obligations set forth in this Sublease, that is, in the event of any transfer of Sublessor’s interest in this Sublease the transferor shall cease to be liable, and shall be released for all liability, for the performance of observance of any agreements or conditions on the part of Sublessor to be performed or observed subsequent to the time of said transfer, it being understood and agreed that from and after said transfer the transferee shall be liable for the performance and observance of said agreements and conditions accruing thereafter. If Subtenant shall consist of more than one person or if there shall be a guarantor of Subtenant’s obligations hereunder, then the liability of all such persons, including the guarantor, if any, shall be joint and several and shall be deemed to mean any one of such persons. No trustee, shareholder or beneficiary of any trust and no participant in any joint venture or partnership and no individual who or which holds Sublessor’s interest in this Sublease shall be personally liable for any of the agreements expressed or implied, hereunder, except that such agreements shall, as the case may be, be binding (i) upon the trustees of said trust as trustees, but not individually, and upon the trust estate, or (ii) upon an individual, group of individuals jointly or severally, corporation, joint venture or partnership only to the extent of his, its or their ownership interest in the Parent Lease.

25.	Quiet Enjoyment

Sublessor agrees that so long as is not in default of its obligations set forth in this Sublease after any applicable notice and cure periods, Subtenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises during the term of this Sublease without any manner of hindrance or molestation by Sublessor or anyone claiming through or under Sublessor subject, however, to the terms and conditions of the Parent Lease, this Sublease and any mortgages or other instruments to which this Sublease is subordinate.

26.	Notices

All notices and other communications authorized or required hereunder shall be in writing and shall be given via hand delivery by a commercial courier that only delivers upon signed receipt, by mailing the same by certified or registered mail, return receipt requested, postage prepaid, or by recognized overnight courier service which delivers only upon signed receipt of the addressee such as Federal Express. If given to Subtenant the same shall be mailed to Subtenant at (a) prior to the time Subtenant takes occupancy of the Demised Premises, at 205 Newbury Street, Suite 101, Framingham, Massachusetts 01701, Attn: Chief Financial Officer and General Counsel, and (b) after Subtenant takes occupancy of the Demised Premises, at the Demised Premises, Attn: Chief Financial Officer and General Counsel, or to such other person or as such other address as Subtenant may hereafter designate by notice to Sublessor; and if given to Sublessor the same shall be mailed to Sublessor at 770 Cochituate Road, P.O. Box 9357, Framingham, Massachusetts 01701, Attention: Office Services, with a copy to the same address, Attention: Vice President-Real Estate, with rental payments mailed to Sublessor at P.O. Box 9357, Framingham, MA 01701, or to such other person or at such other address as Sublessor may hereafter designate by notice to Subtenant.

27.	Subordination

Subtenant agrees that whenever Sublessor shall subordinate the Parent Lease to the lien of any present or future mortgage, or deed of trust, this Sublease shall automatically also be subordinated to the mortgage involved. Subtenant agrees that although the foregoing provisions of this Article shall be self-operative, Subtenant shall execute, acknowledge and deliver to Sublessor any instrument which the mortgagee may request in order to confirm such subordination of this Sublease.

28.	Estoppel Certificate

Sublessor and Subtenant agree that they will, from time to time, within fifteen (15) days after written request therefor by the other party (or such shorter time permitted by the Parent Lease if required by the Parent Landlord relating to the Demised Premises), execute and deliver to the other a statement that this Sublease is in full force and effect, that there are no defaults under the Sublease and such other information that may be reasonably requested.

29.	Attorney’s Fees

In the event either party is required to commence legal proceedings in order to enforce its rights or protect its interests hereunder, the prevailing party in such legal proceedings shall be paid its reasonable attorneys’ fees from the other party.

30.	Short Form Lease

Upon the request of either party, Sublessor and Subtenant shall execute a short form lease for recording, which shall contain such form and substance as either party shall reasonably request, with the exception of the Rent reserved hereunder. The party requesting such short form lease shall be responsible for the payment of all governmental charges attributable to the recording thereof.

31.	Holding Over

If Subtenant or any person claiming under Subtenant shall remain in possession of the Demised Premises or any part thereof after the expiration of the term of this Sublease without any agreement in writing between Sublessor and Subtenant with respect thereto, the person remaining in possession shall be deemed a tenant-at-sufferance, and during such holding over, minimum rent shall be payable at a rate equal to one hundred fifty percent (150%) of the rate in effect immediately prior to the expiration of the term. If such retention of possession of the Demised Premises or any part thereof shall cause Sublessor to be liable to Parent Landlord, including, without limitation, rent or other charges, Subtenant shall defend and indemnify Sublessor against, and hold Sublessor harmless from, any such liability to Parent Landlord.

32.	Waivers

Failure of Sublessor or Subtenant to complain of any act or omission on the part of the other, no matter how long the same may continue, shall not be deemed to be a waiver by them of any of their rights set forth in this Sublease. No waiver by Sublessor or Subtenant at any time, express or implied, of any breach of any provision of this Sublease shall be deemed a waiver of a breach of any other provision of this Sublease or a consent to any subsequent breach of the same or any other provision. If any action by Subtenant shall require the consent or approval of the Sublessor, such consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion. In any situation in which the consent or approval (both referred to herein as “consent”) of Parent Landlord shall be required pursuant to the Parent Lease, the failure, refusal or omission of Parent Landlord to grant such consent in accordance with the Parent Lease, after Sublessor has requested the same in accordance with any request made of Sublessor herein by Subtenant, shall be conclusively deemed reasonable grounds for withholding consent by Sublessor. No payment by Subtenant or acceptance by Sublessor of a lesser amount than the amount actually due shall be deemed to be anything but payment on account. Receipt of rent by Sublessor with knowledge of any breach of this Sublease by Subtenant shall not be deemed a waiver of such breach, and no provision of this Sublease shall be deemed to have been waived by Sublessor unless such waiver shall be in writing and signed by Sublessor. Any and all rights and remedies which either party may have under this Sublease or by operation of law either at law or in equity, upon any breach, shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other; and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other; and any two or more or all of such rights and remedies may be exercised at the same time.

33.	Security Deposit

Within ten (10) days of the date of this Sublease, Subtenant shall pay to Sublessor a sum equal to the first three (3) month’s minimum rent due under this Sublease as security for the payment of all rents and the performance and observance of all agreements and conditions in this Sublease contained on the part of Subtenant to be performed or observed. In the event of any default or defaults in any such payment, performance or observance after the passage of any applicable notice and cure periods, Sublessor may apply said sum or the applicable part thereof, as the case may be, towards the curing of any such default or defaults and/or towards compensating Sublessor for any loss or damage arising from any such default or defaults. Upon the yielding up of the Demised Premises at the expiration or other termination of the term of this Sublease, provided there is then no ongoing default by Subtenant, any remaining amount of the security deposit not applied to cure any default shall be returned to Subtenant. Sublessor shall always have the right to apply said sum, or any part thereof, as aforesaid, in the event of any default or defaults if not cured during any applicable notice and cure periods, without prejudice to any other remedy or remedies which Sublessor may have, or Sublessor may pursue any other such remedy or remedies in lieu of applying said sum or any part thereof. No interest shall be payable on the security deposit or any part thereof. If Sublessor shall apply said sum or any part thereof, as aforesaid, Subtenant shall upon demand pay to Sublessor the amount so applied by Sublessor, to restore the security to the amount required under the first sentence of this Section. Whenever the holder of Sublessor’s interest in this Sublease, whether it be the Sublessor named in this Sublease or any transferee of said Sublessor, immediate or remote, shall transfer its interest in this Sublease, said holder shall pay over to its transferee the unapplied portion of Subtenant’s security deposit, and thereafter said holder shall be released from any and all liability to Subtenant with respect to said security deposit or its application or return, it being understood that Subtenant shall thereafter look only to such transferee with respect to said sum, its application and return.

In lieu of a cash security deposit, Subtenant shall have the right and option to deliver a letter of credit (the “Letter of Credit”) from a highly rated United States financial institution (Bank of America shall be deemed acceptable), in form reasonably acceptable to Sublessor. The Letter of Credit shall (i) be unconditional, irrevocable, transferable, and payable to Sublessor solely upon presentment by Landlord or Landlord’s agent, and (ii) contain an “evergreen” provision which provides that it is automatically renewed on an annual basis unless the issuer delivers sixty (60) days’ prior written notice of cancellation to Sublessor. Without limiting any of Sublessor’s rights or remedies hereunder, if the bank issuing the Letter of Credit provides Sublessor with a cancellation notice, Sublessor may immediately draw upon all or any part of the Letter of Credit and Subtenant. Any and all fees or costs charged by the issuer in connection with the issuance, maintenance or transfer of the Letter of Credit shall be paid by Subtenant. The Letter of Credit shall remain effective for sixty (60) days after the expiration or termination of this Sublease. If Subtenant defaults with respect to any provision of this Sublease, including but not limited to the provisions relating to the payment of Rent, Sublessor may, but will not be required to, draw upon all or any part of Subtenant’s Letter of Credit. If any of the proceeds of the Letter of Credit are not applied immediately to cure any default of Subtenant, Sublessor shall hold such unapplied proceeds as a cash security deposit pursuant to the terms set forth above and Sublessor may use, apply, or retain the proceeds of the Letter of Credit to the same extent that Sublessor may use, apply or retain a cash security deposit. If any portion of the Letter of Credit is drawn upon, Subtenant will cause the Letter of Credit to be increased to the amount required as the security deposit under this Sublease within five (5) business days after written demand from Sublessor, and in such event, provided there is then no outstanding default by Subtenant, any proceeds of the Letter of Credit retained by Sublessor as a cash security deposit and not applied to cure any default shall be returned to Subtenant.

If at the time Subtenant exercises its option to extend the term of this Sublease for the Extension Period, Subtenant has a market capitalization of One Billion Five Hundred Million Dollars ($1,500,000,000.00) or more, then the amount of the Security Deposit shall be reduced to one (1) month’s minimum rent.

34.	Force Majeure Delays

Except for obligations pursuant to the Parent Lease which do not contain a provision substantially the same as the following, in any case where either party hereto is required to do any act (other than make a payment of money), delays caused by or resulting from Act of God, war, civil commotion, fire, the elements or other casualty, labor difficulties, general shortages of labor, materials or equipment, or other causes beyond such party’s reasonable control, shall not be counted in determining the time when the performance of such act must be completed, whether such time be designated by a fixed time, a fixed period of time, or “a reasonable time”. In any case where work is to be paid for out of insurance proceeds or condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payment, for delays in the collection of such proceeds and awards.

35.	Right of First Refusal

Provided that Subtenant is not in default of the terms of this Sublease, after any applicable notice and cure periods, Subtenant shall have a right of first refusal to lease vacant space in Building A. The right of first refusal shall be as follows: If Sublessor obtains an accepted offer in writing to lease all or any portion of the remainder of Building A (the “RFR Space”) with a party that is not affiliated with Sublessor (the “Proposed Subtenant”), Sublessor shall provide written notice to Subtenant offering to Subtenant such RFR Space on the terms set forth in such letter of intent (the “Right of First Refusal Notice”), which notice shall include a copy of any letter of intent or other writing with such party. Sublessor shall not make verbal offers or acceptances as a means to circumventing Subtenant’s rights under this Section 35. Subtenant shall have seven (7) business days to respond to such Right of First Refusal Notice. Subtenant’s failure to respond in such period shall be deemed a rejection. If Subtenant rejects the Right of First Refusal Notice, and Sublessor does not consummate a sublease for such RFR Space within six (6) months after the date of the Right of First Refusal Notice, then Subtenant shall continue to have a right of first refusal which shall be triggered only by Sublessor’s execution of a new letter of intent or other writing. Notwithstanding the foregoing, if Subtenant rejects any Right of First Refusal Notice and Sublessor consummates a sublease for such RFR Space within six (6) months of the applicable Right of First Refusal Notice, then all future rights of first refusal with respect to such RFR space only, shall be extinguished.

If Subtenant accepts such right of first refusal, (a) Sublessor and Subtenant shall amend this Sublease to add the applicable RFR Space to the Demised Premises and to otherwise reflect the terms and conditions set forth in the letter of intent or other writing delivered by Sublessor with its Right of First Refusal Notice, (b) Subtenant’s Taxes Proportionate Share and Subtenant’s Operating Expenses Proportionate Share shall be adjusted to include the square footage of the RFR Space, and(c) the RFR Space shall constitute a portion of the Demised Premises and be subject to and have the benefit of the provisions of this Sublease.

36.	Access

Subtenant shall have twenty four (24) hour access to the Demised Premises throughout the term of the Sublease. Building A has a key-card system that is managed by Parent Landlord. Sublessor shall provide Subtenant with initial security cards for all of Subtenant’s employees that will work at the Demised Premises. After the Commencement Date, additional cards may be obtained by Subtenant from the Parent Landlord at their standard cost (currently Five Dollars ($5.00) per badge, subject to increase over time).

37.	After-Hours HVAC

The normal business hours for Building A are Monday through Friday 8:00 a.m. to 7:00 p.m. and Saturday from 9:00 a.m. to 1:00 p.m. HVAC service will be provided to Subtenant during such normal business hours and billed to Subtenant as part of the Subtenant Operating Expenses Proportionate Share. After hours HVAC (i.e., between 7:01 p.m. and 7:59 a.m.) requested by the Subtenant shall be billed to the Subtenant at a commercially reasonable rate. While Sublessor is managing the interior of Building A, after hours HVAC may be obtained by calling Sublessor at least twenty four (24) hours in advance at 774-308-2657. The cost for after-hours HVAC as of the date of this Sublease is Seventy Five Dollars ($75.00) per hour. If at any time Parent Landlord is managing the Building, after-hours HVAC may be coordinated with Parent Landlord.

38.	Cleaning

Sublessor shall perform nightly cleaning in the Demised Premises in accordance with the specifications in Schedule C attached hereto.

39.	Miscellaneous

A. If any provisions of this Sublease shall be determined to be void by any court of competent jurisdiction then such determination shall not affect any other provisions of this Sublease, all of which other provisions shall remain in full force and effect. It is the intention of the parties hereto that if any provision of this Sublease is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid. It is agreed that the provisions of this Sublease shall be interpreted pursuant to the laws of the jurisdiction in which the Demised Premises are located.

B. This instrument contains the entire and only agreement between the parties, and no oral statements or representations or prior written matter not contained in this instrument shall have force and effect. This Sublease shall not be modified in any way except by a writing subscribed by both parties. Each signatory hereto hereby represents and affirms that such signatory is authorized to execute this Sublease on behalf of the party for whom such signatory purports to be executing this Sublease.

C. Wherever in this Sublease provision is made for the doing of any act by any person it is understood and agreed that said act shall be done by such person at its own cost and expense unless a contrary intent is expressed.

D. The parties hereto shall, and they hereby do, waive trial by jury in any action arising out of or in any way connection with this Sublease, the relationship of Sublessor and Subtenant, Subtenant’s use or occupancy of the Demised Premises and/or any claim of injury, loss or damage.

E. The captions used as headings for the various sections of this Sublease are used only as a matter of convenience for reference and are not to be considered a part of this Sublease or to be used in determining the intent of the parties to this Sublease.

F. Sublessor and Subtenant warrant and represent to the other that neither it nor any of its affiliates is currently the subject of any proceeding under federal or state bankruptcy, receivership, insolvency or similar laws and that no consents of third parties are necessary for the execution and performance of this Sublease by them. Sublessor and Subtenant shall defend, indemnify and save harmless the other from and against all losses, claims, demands, costs, and reasonable attorney’s fees resulting from a breach of or inaccuracy in any of the representations, warranties and agreements set forth in this paragraph.

G. The submission of this Sublease for examination does not constitute an offer to enter into a sublease and this Sublease shall become effective only upon execution and delivery hereof by Sublessor and Subtenant.

40.	Anti Bribery

Without limitation of any other term or provision of this Sublease:

(a) Sublessor and Subtenant warrant, represent, covenant and agree to and with the other that: (1) it shall comply with all applicable anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, and all other similar domestic applicable laws (“Anti-Corruption Laws”) in connection with the performance of its construction work or any other service or work for the benefit of the other with respect to the Demised Premises or this Sublease (the “Services”); (2) no payments of money, gifts or anything of value have been or shall be offered, promised or paid, directly or indirectly, to any person or entity or to influence the acts of any government official or member of their family or to obtain or receive an improper advantage in connection with the performance of the Services or any other service or work for the benefit of the other; (3) no payments of money, gifts or anything of value have been or shall be requested, received or accepted, directly or indirectly through any agent or intermediary, from any person or entity corruptly to influence the acts of such person or entity, or to influence the acts of any Government Official (as hereinafter defined) or member of their family, or to obtain or receive an improper advantage in connection with the Services or otherwise for the benefit of the other; (4) it has no direct or indirect legal, financial or other relationship(s) with any Government Official (or member of their family) involved with or affecting the Services; (5) it has not been charged with or convicted of bribery, corruption or fraud in connection with the performance of the Services or any other service or work for the benefit of the other; and (6) if Subtenant or Sublessor acts on behalf of the other during the performance of the Services, it has complied and shall comply with Sublessor’s Global Anti-Bribery Policy attached hereto as Schedule H. Sublessor and Subtenant shall promptly notify the other in writing of any change or charge regarding any of the representations made above.

(b) Sublessor and Subtenant covenant and agree to maintain for a period of at least five (5) years from the last performance of the Services, accurate books and records with respect to all expenditures, payments, fees incurred, paid or received in connection with performance of the Services, including invoices, receipts, statements of account and other supporting documentation. Sublessor and Subtenant shall have the right to conduct a review of all relevant records of the other for the purpose of evaluating compliance with all applicable Anti-Corruption Laws and this Section with respect to this Sublease. Sublessor and Subtenant shall make relevant books and records available to the other promptly upon request and shall reasonably cooperate with any request or inquiry relative to any possible violation of this Section.

(c) Violation of the foregoing shall be deemed a material breach of this Sublease, and notwithstanding anything to the contrary contained in this Sublease, shall entitle the other party to immediately terminate this Sublease upon written notice.

(d) As used herein, the term “Government Official” means any person exercising a public function and/or acting in an official capacity on behalf of a government agency, department, or instrumentality, political party, or candidate for political office, and includes officials or employees of federal, state, provincial, county or municipal governments or any department or agency thereof; any officers or employees of a company or business owned in whole or in part by a government; any officers or employees or a public international organization; any political party or official thereof; or any candidate for political office. Government Officials include officials at every level of government, regardless of rank or position.

41.	Cafeteria

Throughout the term of this Sublease, Subtenant’s employees shall have the right to use the cafeteria located on the 1st floor of Building B as well as the outdoor dining area located outside such cafeteria. Subtenant shall save Sublessor harmless from and indemnify Sublessor harmless against any or all injury, loss or damage of whatever nature, or claims therefor in connection with Subtenant’s employees’ use of Sublessor’s cafeteria except to the extent caused by Sublessor’s negligence or willful misconduct. Notwithstanding the foregoing, Sublessor reserves the right to adjust the level of services with the food service provider based upon occupancy of the entire Building and use by occupants, provided that (a) at a minimum, the cafeteria shall throughout the term of this Sublease serve both hot and cold sandwiches and shall have a salad bar, and (b) the hours of operation for the food service in the cafeteria is no less 7:30 a.m. to 9:00 a.m. and 11:30 a.m. to 1:30 p.m. (the “Cafeteria Operating Hours”). Subtenant shall have the right and option to reserve, and Sublessor shall provide, the exclusive use of the cafeteria for Subtenant’s use up to twelve (12) times per year outside Cafeteria Operating Hours, together with the right to order catering service for such meetings at Subtenant’s sole cost, which right and option Subtenant may exercise by providing prior notice (which may be verbal or by email) to Sublessor specifying the date(s) of reservation.

42.	Sitting Area.

Throughout the term of this Sublease, Subtenant’s employees shall have the right to use the passageway and sitting area located on the first floor between Building A and Building B (as defined in the Parent Lease).

43.	Fitness Center

Throughout the term of this Sublease, Subtenant’s employees shall have the right to use at all times the fitness center and attendant locker rooms and showers (collectively, the “Fitness Center”) located on the second (2nd) floor of Building C, at the rate of Fifty Dollars ($50.00) per Fitness Center membership per year. Sublessor shall maintain the physical condition of the Fitness Center and the equipment therein in good working order. Sublessor shall ensure throughout the term of this Sublease that the Fitness Center contains comparable types and amounts of equipment as exists on the date of this Sublease. Subtenant shall save Sublessor harmless from and indemnify Sublessor harmless against any or all injury, loss or damage of whatever nature, or claims therefor in connection with Subtenant’s employees’ use of the Fitness Center except to the extent caused by a third-party or Sublessor’s negligence or willful misconduct. Subtenant’s employees who purchase a Fitness Center membership from Sublessor shall be required to sign Sublessor’s waiver form before they will be provided with access to Sublessor’s gym.

44.	Payment to Subtenant

Within ten (10) days after execution and delivery of this Sublease by Sublessor and Subtenant, Sublessor shall pay Subtenant the sum of Thirty Thousand Dollars ($30,000.00) for Subtenant’s costs in connection with Subtenant’s out-of-pocket costs incurred for its planned leasing of Building D, by wire transfer pursuant to wiring instructions attached hereto as Schedule F.

45.	Subtenant Financing

Sublessor acknowledged and agrees that (a) unless and until granted by Subtenant or a court of competent jurisdiction, Sublessor shall have no security interest or lien in or on any of Subtenant’s trade fixtures, personal property or other assets (collectively, “Subtenant’s Assets”), and (b) Subtenant from time to time throughout the term of this Sublease may obtaining financing secured by Subtenants Assets. In the event that Subtenant so obtains such financing, Sublessor agrees, at the request of Subtenant, to execute an agreement mutually satisfactory to Sublessor, Subtenant and such lender, acknowledging that Sublessor has no security interest or lien in Subtenant’s Assets and waiving, releasing or subordinating any such security interest or lien. Sublessor agrees to negotiate such agreement in a timely manner.

46.	Police Detail

While at least fifty percent (50%) of the premises leased by TJX under the Parent Lease is occupied (by Subtenant, Sublessor and/or others), Sublessor shall engage the local police to direct traffic at the entrance to the office park during Monday through Friday during the hours of 4:00 p.m. to 6:00 p.m. Since Sublessor pays one hundred percent (100%) of such cost, Subtenant shall pay its proportionate share of such cost based on a fraction, the numerator of which shall be the gross leasable area of the Demised Premises and the denominator of which shall be the gross leasable area of space leased by Sublessor under the Parent Lease. Sublessor shall invoice Subtenant monthly for its contribution towards the cost of the police detail.

IN WITNESS WHEREOF, each of the parties hereto have caused this instrument to be executed and delivered and its corporate seal to be affixed hereto, by its officers thereunto duly authorized, all as of the day and year first written above.

WITNESSES:	SUBLESSOR:

THE TJX COMPANIES, INC.,
a Delaware corporation

/s/ Susan Marchetti	By:	/s/ Ann McCauley
Ann McCauley
Exec. Vice President, General Counsel and Secretary
and not individually

/s/ Lisa A. Schwartz	By:	/s/ George Wilson
George Wilson
Corporate Controller
and not individually

WITNESS:	SUBTENANT:

HEARTWARE INTERNATIONAL, INC.,
a Delaware corporation

/s/ Heather D. Meterparel	By:	/s/ Peter McAree
Peter McAree
Senior Vice President and Chief Financial Officer

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